Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Arista Capital Ltd.

Morristown, NJ 07960-6167

We hereby consent to the incorporation by reference in this Form 8-K of Praco Corporation for the event dated December 14, 2017, of our report dated December 14, 2017, relating to the financial statements of Arista Capital Ltd. for the two years ended December 31, 2016 and 2015. Our report contains an explanatory paragraph regarding Arista Capital Ltd.'s ability to continue as a going concern.

Ciro E. Adams, CPA, LLC

Wilmington, DE 19806-1004

December 20, 2017

56 Rockford Road, Wilmington, DE 19806-1004	Phone: 302-652-4783 Cell: 609-509-3856	ciro@ciroadamscpa.com

www.ciroadamscpa.com